Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER 2013

29% Increase in Q3 Homesale Transaction Volume Drives Revenue Improvement to $1.55 billion for Q3, Up $272 million from the Same Period in 2012

For Full Year 2013, Company Expects Adjusted EBITDA of $785 to $800 Million and
Homesale Transaction Volume Gains of 17% to 19%

MADISON, N.J. (November 4, 2013) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the quarter ended September 30, 2013, including the following highlights:

•	Realogy's net revenue for the third quarter 2013 was $1.55 billion, a 21% increase compared to the same period in 2012.

•	The Company's Adjusted EBITDA[1] was $286 million for the third quarter, an increase of 27% year-over-year.

•	Adjusted net income[2] for the third quarter was $150 million.

•
GAAP net income was $109 million for the third quarter, and includes $22 million of debt extinguishment charges and $19 million of compensation expense relating to the issuance of stock under the phantom value plan that was funded as a result of a secondary equity offering completed during the quarter.

•	Adjusted earnings per share[2] was $1.03 for the third quarter with a weighted average of 145.6 million shares outstanding for the quarter.

•	GAAP basic earnings per share was $0.75 for the third quarter.

•	Realogy free cash flow[1] totaled $200 million in the third quarter alone. This was due primarily to the strong gains in operations and lower interest expense (see Table 8 for reconciliation).

•
The Company repurchased $100 million of 9.00% notes during the quarter, which reduces our annualized run-rate cash interest expense to approximately $240 million and decreased net debt to trailing 12-month Adjusted EBITDA leverage ratio to 4.7 times as of September 30, 2013.

"We had an outstanding third quarter," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "Our 29% increase in year-over-year homesale transaction volume exceeded the 26% sales volume increase reported by the National Association of Realtors. While industry observers anticipated that the mortgage rate environment would slow the housing recovery, we now believe the exact opposite occurred -- it accelerated. In our view, the strong volume increase was driven by a combination of pent-up demand, relatively low inventory and a shift in homebuyer preference to purchase existing homes over new homes due to the ability to lock in mortgage rates for the shorter period it takes to close on an existing home purchase over a new home."
During the third quarter of 2013 as compared to the same period in 2012, the Realogy Franchise Group (RFG), our franchise segment, and NRT, the operator of our company-owned brokerage offices, reported closed homesale transaction gains of 19% and 17%, respectively. Average homesale price improved 10% at RFG and 8% at NRT compared with the third quarter of 2012. NRT's average homesale price of approximately $476,000 is nearly double the national average of $255,000.

1 See Table 9 for definitions of these non-GAAP financial measures and Tables 7 and 8 for reconciliations of these non-GAAP financial measures to their most comparable GAAP terms.
2 See Table 1a for definitions of Adjusted net income and Adjusted basic earnings per share and reconciliations of these non-GAAP financial measures to their most comparable GAAP measures.

Realogy Reports Financial Results for Third Quarter 2013                        2

"In the fourth quarter, we expect year-over-year homesale transaction volume growth to continue, however, at a comparatively slower pace than the uncharacteristically strong fourth quarter of last year, which was influenced by the then-impending change in the capital gains taxes," said Anthony E. Hull, Realogy's executive vice president, chief financial officer and treasurer. "Accordingly, we expect that fourth quarter homesale transaction volume for RFG and NRT combined should increase 6% to 8% compared with the fourth quarter of 2012, even on the heels of the extremely strong transaction volume increases in the third quarter. Looking ahead, we expect full-year 2013 homesale transaction volume to increase 17% to 19% compared to 2012, resulting in annual Adjusted EBITDA for 2013 in the range of $785 to $800 million, an increase of 16% to 19% year-over-year. This reflects the expected impact from reduced refinance activity, principally in our PHH Home Loans mortgage origination venture, on our fourth quarter financial results."
Balance Sheet Information as of September 30, 2013
The Company ended the quarter with a cash balance of $173 million and $40 million of outstanding borrowings on its revolving credit facility under its senior secured credit agreement.
"Our proactive year-to-date deleveraging activity combined with the strong cash flow we have generated so far this year allowed us to reduce our net debt to 12-month trailing Adjusted EBITDA leverage ratio to 4.7 times at September 30, 2013 from 5.9 times at year-end 2012. We remain focused on achieving our target leverage goal of 3.0 times net debt to adjusted EBITDA," said Hull.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, November 4 at 8:30 a.m. (EST), Realogy will hold a conference call via webcast to review its third quarter results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from November 4 through November 15.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in real estate franchising with company-owned real estate brokerage operations doing business under its franchise systems as well as relocation and title services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,600 offices with 244,000 independent sales associates doing business in 104 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are

Realogy Reports Financial Results for Third Quarter 2013                        3

generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for Third Quarter 2013                        4

Table 1

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Gross commission income	$1,168	$939	$3,013	$2,528
Service revenue	255	231	671	611
Franchise fees	94	76	242	206
Other	36	35	117	120
Net revenues	1,553	1,281	4,043	3,465
Expenses
Commission and other agent-related costs	796	633	2,050	1,697
Operating	363	336	1,043	979
Marketing	50	44	149	147
General and administrative	88	74	248	230
Former parent legacy costs (benefit), net	1	(1)	—	(4)
Restructuring costs	—	2	4	7
Depreciation and amortization	44	42	130	131
Interest expense, net	74	187	230	533
Loss on the early extinguishment of debt	22	—	68	6
Other (income)/expense, net	—	—	—	1
Total expenses	1,438	1,317	3,922	3,727
Income (loss) before income taxes, equity in earnings and noncontrolling interests	115	(36)	121	(262)
Income tax expense	9	18	25	33
Equity in earnings of unconsolidated entities	(4)	(21)	(26)	(46)
Net income (loss)	110	(33)	122	(249)
Less: Net income attributable to noncontrolling interests	(1)	(1)	(4)	(2)
Net income (loss) attributable to Realogy Holdings	$109	$(34)	$118	$(251)

Earnings (loss) per share
Basic earnings (loss) per share:	$0.75	$(4.24)	$0.81	$(31.31)
Diluted earnings (loss) per share:	$0.74	$(4.24)	$0.81	$(31.31)

Weighted average common and common equivalent shares outstanding:
Basic:	145.6	8.0	145.3	8.0
Diluted:	146.8	8.0	146.5	8.0

Realogy Reports Financial Results for Third Quarter 2013                        5

Table 1a

REALOGY HOLDINGS CORP.
Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income (loss) attributable to Realogy Holdings	$109	$(34)	$118	$(251)
Addback:
Compensation expense related to Phantom Value Plan	19	—	45	—
Loss on the early extinguishment of debt	22	—	68	6
Adjusted net income (loss) attributable to Realogy Holdings	$150	$(34)	$231	$(245)

Adjusted earnings (loss) per share
Basic earnings (loss) per share:	$1.03	$(4.24)	$1.59	$(30.56)
Diluted earnings (loss) per share:	$1.02	$(4.24)	$1.58	$(30.56)

Weighted average common and common equivalent shares outstanding:
Basic:	145.6	8.0	145.3	8.0
Diluted:	146.8	8.0	146.5	8.0

Adjusted net income (loss) is defined by us as net income (loss) before compensation expense related to the Phantom Value Plan and loss on the early extinguishment of debt. Adjusted earnings per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding. We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations.

Realogy Reports Financial Results for Third Quarter 2013                        6

Table 2

REALOGY HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$173	$376
Trade receivables (net of allowance for doubtful accounts of $40 and $51)	137	122
Relocation receivables	325	324
Relocation properties held for sale	6	9
Deferred income taxes	54	54
Other current assets	92	93
Total current assets	787	978
Property and equipment, net	191	188
Goodwill	3,310	3,304
Trademarks	732	732
Franchise agreements, net	1,579	1,629
Other intangibles, net	373	399
Other non-current assets	210	215
Total assets	$7,182	$7,445
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$153	$148
Securitization obligations	247	261
Due to former parent	68	69
Revolving credit facilities and current portion of long-term debt	64	110
Accrued expenses and other current liabilities	410	427
Total current liabilities	942	1,015
Long-term debt	3,891	4,256
Deferred income taxes	459	444
Other non-current liabilities	217	211
Total liabilities	5,509	5,926
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at September 30, 2013 and December 31, 2012.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 146,032,716 shares outstanding at September 30, 2013 and 145,369,453 shares outstanding at December 31, 2012.	1	1
Additional paid-in capital	5,627	5,591
Accumulated deficit	(3,927)	(4,045)
Accumulated other comprehensive loss	(31)	(31)
Total stockholders' equity	1,670	1,516
Noncontrolling interests	3	3
Total equity	1,673	1,519
Total liabilities and equity	$7,182	$7,445

Realogy Reports Financial Results for Third Quarter 2013                        7

Table 3

REALOGY HOLDINGS CORP.
2013 vs. 2012 KEY DRIVERS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Real Estate Franchise Services (a)
Closed homesale sides (b)	315,432	265,828	19%	827,632	737,057	12%
Average homesale price	$240,408	$218,866	10%	$231,538	$210,619	10%
Average homesale broker commission rate	2.53%	2.53%	—	2.54%	2.54%	—
Net effective royalty rate	4.46%	4.65%	(19) bps	4.50%	4.67%	(17) bps
Royalty per side	$281	$268	5%	$275	$261	5%
Company Owned Real Estate Brokerage Services
Closed homesale sides (b)	93,083	79,383	17%	244,021	217,424	12%
Average homesale price	$475,823	$442,212	8%	$465,335	$433,994	7%
Average homesale broker commission rate	2.49%	2.50%	(1) bps	2.50%	2.50%	—
Gross commission income per side	$12,527	$11,786	6%	$12,341	$11,603	6%
Relocation Services
Initiations	42,788	38,696	11%	130,050	124,864	4%
Referrals	28,406	24,082	18%	70,341	60,387	16%
Title and Settlement Services
Purchase title and closing units	33,540	28,927	16%	89,204	79,465	12%
Refinance title and closing units	17,625	24,168	(27%)	65,247	63,950	2%
Average price per closing unit	$1,579	$1,378	15%	$1,469	$1,360	8%
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

(b)
Assuming all else remains equal, the gain or loss of one business day in the quarter can increase or reduce homesale sides by approximately 2 percentage points at both RFG and NRT. The three months ended September 30, 2013 contained one more business day than the three months ended September 30, 2012. There are an equal number of business days for the nine months ended September 30, 2013 and 2012.

Realogy Reports Financial Results for Third Quarter 2013                        8

Table 4

REALOGY HOLDINGS CORP.
2012 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Real Estate Franchise Services (a)
Closed homesale sides	197,458	273,771	265,828	251,567	988,624
Average homesale price	$194,071	$214,547	$218,866	$222,234	$213,575
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.75%	4.64%	4.65%	4.53%	4.63%
Royalty per side	$248	$263	$268	$265	$262
Company Owned Real Estate Brokerage Services
Closed homesale sides	55,273	82,768	79,383	71,985	289,409
Average homesale price	$403,115	$446,732	$442,212	$476,789	$444,638
Average homesale broker commission rate	2.51%	2.49%	2.50%	2.48%	2.49%
Gross commission income per side	$10,959	$11,856	$11,786	$12,501	$11,826
Relocation Services
Initiations	37,470	48,698	38,696	33,298	158,162
Referrals	14,266	22,039	24,082	18,940	79,327
Title and Settlement Services
Purchase title and closing units	20,565	29,973	28,927	25,691	105,156
Refinance title and closing units	22,016	17,766	24,168	25,270	89,220
Average price per closing unit	$1,237	$1,450	$1,378	$1,366	$1,362
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Third Quarter 2013                        9

Table 5a
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended
	March 31,	June 30,	September 30,
Revenue (a)	2013	2013	2013
Real Estate Franchise Services	$135	$193	$193
Company Owned Real Estate Brokerage Services	686	1,182	1,178
Relocation Services	87	108	127
Title and Settlement Services	100	130	134
Corporate and Other	(51)	(80)	(79)
Total Company	$957	$1,533	$1,553

EBITDA (b) (c)
Real Estate Franchise Services	$72	$133	$133
Company Owned Real Estate Brokerage Services	(8)	102	91
Relocation Services	10	27	45
Title and Settlement Services	4	20	17
Corporate and Other	(15)	(78)	(50)
Total Company	$63	$204	$236
Less:
Depreciation and amortization	42	44	44
Interest expense, net	89	67	74
Income tax expense	7	9	9
Net income (loss) attributable to Realogy Holdings	$(75)	$84	$109
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million, $80 million and $79 million for the three months ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million and $14 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.
The three months ended September 30, 2013 includes $22 million related to the loss on early extinguishment of debt, $19 million related to the Phantom Value Plan and a net cost of $1 million of former parent legacy items.

(c)
The three months ended March 31, 2013 reflects $13 million of employee-related costs due to the 2013 bonus plan. The three months ended March 31, 2012 reflected $11 million of expense being recognized for the two year retention plan that was implemented in November 2010 and $13 million of expense related to the 2012 bonus plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

The three months ended June 30, 2013 reflects $15 million of employee-related costs due to the 2013 bonus plan. The three months ended June 30, 2012 reflected $10 million of expense being recognized for the two year retention plan that was implemented in November 2010 and $15 million of expense related to the 2012 bonus plan.
The three months ended September 30, 2013 reflects $20 million of employee-related costs due to the 2013 bonus plan. The three months ended September 30, 2012 reflected $6 million of expense being recognized for the two year retention plan that was implemented in November 2010 and $20 million of expense related to the 2012 bonus plan.

Realogy Reports Financial Results for Third Quarter 2013                        10

Table 5b
REALOGY HOLDINGS CORP.
SELECTED 2012 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2012	2012	2012	2012	2012
Real Estate Franchise Services	$129	$170	$161	$144	$604
Company Owned Real Estate Brokerage Services	617	994	948	910	3,469
Relocation Services	88	109	124	102	423
Title and Settlement Services	88	106	114	113	421
Corporate and Other	(47)	(70)	(66)	(62)	(245)
Total Company	$875	$1,309	$1,281	$1,207	$4,672

EBITDA (b) (c)
Real Estate Franchise Services	$61	$99	$107	$97	$364
Company Owned Real Estate Brokerage Services	(17)	78	67	37	165
Relocation Services	4	30	45	24	103
Title and Settlement Services	2	14	12	10	38
Corporate and Other	(20)	(18)	(18)	(417)	(473)
Total Company	$30	$203	$213	$(249)	$197
Less:
Depreciation and amortization	45	44	42	42	173
Interest expense, net	170	176	187	(5)	528
Income tax expense	7	8	18	6	39
Net loss attributable to Realogy	$(192)	$(25)	$(34)	$(292)	$(543)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million, $70 million, $66 million and $62 million for the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $11 million, $12 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2012 includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits.

The three months ended June 30, 2012 includes $2 million of restructuring costs.
The three months ended September 30, 2012 includes $2 million of restructuring costs, partially offset by $1 million of former parent legacy benefits.
The three months ended December 31, 2012 includes $361 million of IPO related costs (of which $256 million was non-cash and related to the issuance of additional shares and $105 million was a cash fee payment), $39 million expense for the Apollo management fee termination agreement, $18 million loss on the early extinguishment of debt and $5 million of restructuring costs, partially offset by a net benefit of $4 million of former parent legacy items.
The amounts broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Company Owned Real Estate Brokerage Services	1	2	2	2	7
Relocation Services	1	—	—	2	3
Title and Settlement Services	1	—	—	1	2
Corporate and Other	3	—	(1)	414	416
Total Company	6	2	1	419	428

(c)
The three months ended March 31, 2012 reflects the incremental employee-related costs that were primarily due to $13 million of expense for the 2012 bonus plan, which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November

Realogy Reports Financial Results for Third Quarter 2013                        11

2010, whereas in the first quarter of 2011 only $11 million of expense was recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan. As a result, there is $13 million of incremental employee related costs in the first quarter of 2012 compared to the first quarter of 2011.
The three months ended June 30, 2012 reflects the incremental employee-related costs that were primarily due to $15 million of expense for the 2012 bonus plan, which is in addition to $10 million of expense being recognized for the November 2010 retention plan, whereas in the second quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $15 million of incremental employee related costs in the second quarter of 2012 compared to the second quarter of 2011.
The three months ended September 30, 2012 reflects the incremental employee-related costs that were primarily due to $20 million of expense for the 2012 bonus plan, which is in addition to $6 million of expense being recognized for the November 2010 retention plan, whereas in the third quarter of 2011 only $9 million of expense was recognized for the retention plan. As a result, there is $17 million of incremental employee related costs in the third quarter of 2012 compared to the third quarter of 2011.
The three months ended December 31, 2012 reflects the incremental employee-related costs that were primarily due to $19 million of expense for the 2012 bonus plan, whereas in the fourth quarter of 2011 only $10 million of expense was recognized for the retention plan. As a result, there is $9 million of incremental employee related costs in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Realogy Reports Financial Results for Third Quarter 2013                        12

Table 6
REALOGY HOLDINGS CORP.
TWELVE MONTH EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income (loss) attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2013 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2012	September 30, 2013	September 30, 2013
Net income (loss) attributable to Realogy (a)	$(543)	$(251)	$(292)	$118	$(174)
Income tax expense	39	33	6	25	31
Income (loss) before income taxes	(504)	(218)	(286)	143	(143)
Interest expense, net	528	533	(5)	230	225
Depreciation and amortization	173	131	42	130	172
EBITDA (b)	197	446	(249)	503	254
Restructuring costs and former parent legacy costs (benefit), net (c)					5
IPO related costs for the Convertible Notes					361
Loss on the early extinguishment of debt					86
Pro forma cost savings for 2013 restructuring initiatives (d)					1
Pro forma cost savings for 2012 restructuring initiatives (e)					1
Pro forma effect of business optimization initiatives (f)					19
Non-cash charges (g)					40
Non-recurring fair value adjustments for purchase accounting (h)					1
Pro forma effect of acquisitions and new franchisees (i)					6
Apollo management fees (j)					28
Fees for secondary equity offerings					2
Incremental securitization interest costs (k)					5
Adjusted EBITDA					$809
Total senior secured net debt (l)					$2,452
Senior secured leverage ratio					3.03	x
_______________

(a)
Net income (loss) attributable to Realogy consists of: (i) a loss of $292 million for the fourth quarter of 2012, (ii) a loss of $75 million for the first quarter of 2013, (iii) income of $84 million for the second quarter of 2013 and (iv) income of $109 million for the third quarter of 2013.

(b)
EBITDA consists of: (i) negative $249 million for the fourth quarter of 2012, (ii) $63 million for the first quarter of 2013, (iii) $204 million for the second quarter 2013 and (iv) $236 million for the third quarter of 2013.

(c)	Consists of $9 million of restructuring costs partially offset by a net benefit of $4 million for former parent legacy items.

(d)	Represents incremental costs incurred for the Corporate headquarters that are not expected to recur in subsequent periods.

(e)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2012. From this restructuring, we expect to reduce our operating costs by approximately $13 million on a twelve-month run-rate basis and estimate that $12 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from October 1, 2012 through the time they were put in place had those actions been effected on October 1, 2012.

(f)
Represents the twelve-month pro forma effect of business optimization initiatives including $3 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations and $13 million related to business cost cutting initiatives.

(g)
Represents the elimination of non-cash expenses, including $58 million of stock-based compensation expense less $16 million for the change in the allowance for doubtful accounts and notes reserves and $2 million of other items from October 1, 2012 through September 30, 2013.

(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(i)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on October 1, 2012. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have

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generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of October 1, 2012.

(j)	Represents the elimination of the expense recognized for the termination of the Apollo management fee agreement for the twelve months ended September 30, 2013.

(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended September 30, 2013.

(l)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,548 million plus $18 million of capital lease obligations less $114 million of readily available cash as of September 30, 2013. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the 3.375% Senior Notes.

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Table 7
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED SEPTEMBER 30
(In millions)
Set forth in the table below is a reconciliation of net income (loss) attributable to Realogy to EBITDA and Adjusted EBITDA for the three month periods ended September 30, 2013 and 2012:

	Three Months Ended
	September 30, 2013	September 30, 2012
Net income (loss) attributable to Realogy	$109	(34)
Income tax expense	9	18
Income (loss) before income taxes	118	(16)
Interest expense, net	74	187
Depreciation and amortization	44	42
EBITDA	236	213
Restructuring costs, merger costs and former parent legacy costs (benefit), net	1	1
Loss on the early extinguishment of debt	22	—
Non-cash charges	20	(2)
Pro forma cost savings for restructuring initiatives	1	—
Pro forma effect of business optimization initiatives	4	6
Non-recurring fair value adjustments for purchase accounting	—	1
Pro forma effect of acquisitions and new franchisees	1	1
Apollo management fees	—	4
Incremental securitization interest costs	1	1
Adjusted EBITDA	286	225

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Table 8
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net income attributable to Realogy Holdings to free cash flow for the three months ended September 30, 2013 is set forth in the following table:

	For the three months ended
	September 30, 2013
	($ in millions)	($ per share)
Net income attributable to Realogy / Basic earnings per share	$109	$0.75
Income tax expense, net of payments	6	0.04
Interest expense, net	74	0.51
Cash interest payments	(96)	(0.66)
Depreciation and amortization	44	0.30
Capital expenditures	(18)	(0.12)
Restructuring costs and legacy, net of payments	(1)	(0.01)
Loss on the early extinguishment of debt	22	0.14
Working capital adjustments	(8)	(0.05)
Relocation assets, net of securitization	68	0.47
Free Cash Flow / Cash Earnings Per Share	$200	$1.37

Basic weighted average number of common shares outstanding (in millions)		145.6

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Table 9

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, IPO related costs for the Convertible Notes, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, Apollo management fees, fees for the secondary equity offerings and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense, net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.

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See Table 1a for the definitions of Adjusted net income and Adjusted basic earnings per share and a discussion of why we believe these non-GAAP measures are useful to investors.